UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: April 18, 2005

Date of earliest event reported: April 15, 2005

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Lone Oak Parkway Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On April 15, 2005, Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of Northwest Airlines Corporation (“NWA Corp.”), issued a press release announcing that Northwest has refinanced a $147.8 million principal payment due in November 2005 under its existing $975 million secured term loan credit facility. On April 15, 2005, Northwest, as the borrower, and NWA Corp. and certain affiliated companies, as guarantors, entered into a Second Amended and Restated Credit and Guarantee Agreement dated as of April 15, 2005 (the “Credit Agreement”) with a syndicate of banks and other investors arranged by Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners. Ninety-six percent (96%) of the refinanced principal payment will now be payable on November 23, 2010 and the balance is payable over the five-year period to 2010. The refinanced principal payment will bear interest at LIBOR plus 6.25%.

The Credit Agreement contains a covenant requiring the Company to maintain unrestricted cash, cash equivalents and short term investments in an amount not less than $900 million at any time. The Credit Agreement modifies the existing fixed charge coverage ratio covenant such that Northwest is required to maintain a ratio of earnings (defined as operating income adjusted to exclude the effects of depreciation, amortization, aircraft rents and non-recurring non-cash charges and to include the effects of interest income and governmental reimbursements for losses resulting from developments affecting the aviation industry) to fixed charges (comprising interest expense and aircraft rents) of at least 0.50 to 1.0 for the nine months ending December 31, 2004 and the twelve months ending March 31, 2005 and, with respect to any period of four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to March 31, 2006) ending with any fiscal quarter set forth below, of at least the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter(s) Ended	Consolidated EBITDAR to Consolidated Fixed Charges

6/30/06	1.00 to 1.0
9/30/06	1.05 to 1.0
12/31/06	1.15 to 1.0
3/31/07	1.30 to 1.0
6/30/07	1.45 to 1.0
9/30/07 and thereafter	1.50 to 1.0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

	By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated: April 18, 2005